UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Inari Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR

THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2021

Inari Medical, Inc.

9 Parker, Suite 100

Irvine, CA 92618

May 24, 2021

Dear Inari Stockholder:

The proxy statement for the 2021 Annual Meeting of Stockholders (the “Proxy Statement”) of Inari Medical, Inc., a Delaware corporation (the “Company”), to be held on May 27, 2021 (the “Annual Meeting”), was filed with the Securities and Exchange Commission (“SEC”) on April 16, 2021. Since then, there have been developments regarding our Board of Directors of the Company (“Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement, as set forth in this Supplement to the Proxy Statement, which should be read in conjunction with the Proxy Statement.

Recent Developments

Effective as of May 21, 2021, Geoff Pardo resigned as a member of our Board and audit committee. Mr. Pardo’s decision to resign was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices. As a result of his resignation, Mr. Pardo will not be standing for re-election to the Board at the Annual Meeting. The nominating and corporate governance committee of the Board is in the process of seeking additional candidates for appointment to the Board.

The Board has reduced the authorized number of directors from seven to six members. Kirk Nielsen has been appointed to the audit committee of the Board. The Board affirmatively determined that Mr. Nielsen meets the requirements for independence under the Nasdaq listing standards and the SEC rules and regulations, including the NASDAQ rules relating to Audit Committee independence, and is financially literate.

The nominees for re-election as Class I directors at the Annual Meeting are Donald Milder and William Hoffman. The two nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected as Class I directors to hold office until the 2024 annual meeting of stockholders and until a successor is duly elected and qualified.

Impact on Voting at the Annual Meeting

Except as set forth above, this Supplement does not change the proposals to be acted on at the Annual Meeting or our Board’s recommendations with respect to the proposals as described in the Proxy Statement. If you have already submitted your proxy, or voted online or by telephone, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to change your vote. All votes previously cast for Mr. Pardo will be of no force or effect. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Your vote is important! Thank you for your ongoing support of Inari.

By Order of the Board of Directors,

/s/ Angela Ahmad

Angela Ahmad

General Counsel & Secretary